UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August12, 2011

CONOLOG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-08174	22-1847286

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Columbia Road,
Somerville, New Jersey08876
(Address of principal executive offices)

(908) 722-8081
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 12, 2011 the Board of Directors (the “Board”) of Conolog Corporation (the “Company”) appointed Mr. Michael Horn (“Horn”) as a member of the Board. In connection with the appointment, on August 15, 2011, the Company entered into a Director Agreement (the “Director Agreement”) with Horn. The term of the Director Agreement is from August 15, 2011, up to the Company’s next annual stockholders’ meeting. The Director Agreement may, at the option of the Board, be automatically renewed on such date that Horn is re-elected to the Board. Horn is not due any compensation under the Director Agreement.

The above description of the Director Agreement does not purport to be complete and is qualified in its entirety by reference to such Director Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On August 12, 2011, the Board appointed Horn as a member of the Board. In connection with the appointment, on August 15, 2011, the Company entered into a Director Agreement as described above in Item 1.01.

Below is a description of Mr. Horn’s relevant business experience:

Michael Horn, age 58

Michael Horn, age 58, has over 30 years of experience in Information Technology senior management. Mr. Horn served as the Managing and Operating Partner of VAR Direction LLC, Inc., a management and financial consulting firm, from 2002 through the present. Mr. Horn served as Chief Executive Officer of AccountMate Software, Division of Softline, N.A., a publisher of accounting software, from 2001 to 2002. From 1980 through 2001, Mr. Horn was the Chief Executive Officer of MIBAR Computer Services, a value added reseller and developer of software. Horn is not currently the director of another company.

Family Relationships

There is no family relationship between Horn and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Director Agreement, dated August15, 2011, by and between Conolog Corporation and Michael Horn

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOLOG CORPORATION

Date: August 17, 2011	By:	/s/ Robert Benou

Name: Robert Benou
Title: Chief Executive Officer